Exhibit 23.1

KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2025, with respect to the consolidated financial statements of FMC Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

 /s/ KPMG LLP

Philadelphia, Pennsylvania
February 4, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.